Exhibit 99.1

TESARO, Inc. Provides Notice of Fundamental Change, Conversion Rate Adjustment pursuant to Make-Whole Adjustment Event and Supplemental Indenture

WALTHAM, Mass., Jan. 24, 2019 (GLOBE NEWSWIRE) — TESARO, Inc. (the “Company” or “TESARO”), an oncology-focused biopharmaceutical company, today announced that pursuant to the terms of the Indenture and the First Supplemental Indenture to the Indenture (collectively, the “Indenture”) governing the terms of its 3.00% Convertible Senior Notes due 2021 (the “Notes”), a Fundamental Change and a Make-Whole Adjustment Event, as such terms are defined in the Indenture, occurred as a result of completion of the offer (the “Offer”) and the merger (the “Merger”), respectively, contemplated by the Agreement and Plan of Merger, dated December 3, 2018 (the “Agreement”), by and between TESARO, GlaxoSmithKline plc and Adriatic Acquisition Corporation.

As a result of the Merger being a Make-Whole Adjustment Event, the Conversion Rate was adjusted effective immediately after the open of business on January 22, 2019 to 29.4495 shares of the Company’s common stock per $1,000 principal amount of Notes. Accordingly, pursuant to the Indenture, any holder of the Notes that surrenders its Notes for conversion in connection with the Make-Whole Adjustment Event, during the period commencing January 22, 2019 and ending at 5:00 p.m. New York City time on February 21, 2019 (such period, the “Make-Whole Adjustment Conversion Period”), will be entitled to the adjusted Conversion Rate for the Notes so surrendered for conversion.

Holders of the Notes who wish to convert their Notes in connection with the Make-Whole Adjustment Event must satisfy the requirements set forth in the Indenture by the end of the Make-Whole Adjustment Conversion Period. Except as set forth above, the Conversion Rate will not be subject to further adjustment.

In connection with the occurrence of a Fundamental Change, each holder of the Notes will have the right at such holder’s option to require the Company to purchase all of such holder’s Notes (or a portion thereof which is $1,000 in principal amount or an integral multiple of $1,000 in excess thereof), on February 22, 2019 (the “Fundamental Change Purchase Date”). The Company will purchase Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on February 21, 2019 at a price (the “Fundamental Change Purchase  Price”) equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date. The Fundamental Change Purchase Price, including accrued interest, is $1,011.75 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn.

In addition, in connection with the Merger, the Company entered into a Second Supplemental Indenture to reflect that, from and after January 22, 2019, the right of the holders of the Notes to convert each $1,000 principal amount of the Notes shall be changed to a right to convert such principal amount of Notes into cash in an amount initially equal to (x) the Conversion Rate in effect immediately prior to the Merger (as increased as described above), multiplied by (y) $75.00, which was the per share merger consideration.

Holders of Notes should read carefully the Notice of Fundamental Change, Execution of Supplemental Indenture and Adjustment of Conversion Rate of TESARO, Inc. regarding their conversion rights in connection with the Make-Whole Adjustment Event and their rights to require the Company to purchase their Notes in connection with the Fundamental Change, as it contains important information as to the procedures and timing for the exercise of such rights.

For questions or assistance related to the Notes, contact U.S. Bank National Association (Bondholder Service Number), at (800) 934-6802.

About TESARO

TESARO is an oncology-focused biopharmaceutical company devoted to providing transformative therapies to people facing cancer. For more information, visit www.tesarobio.com, and follow us on Twitter and LinkedIn.

Additional Information and Where to Find It

TESARO files annual, quarterly and current reports, proxy statements and other information with the SEC. TESARO’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by TESARO at www.tesarobio.com.

Contacts:

Investor/Analyst Contact:

Kate Rausch

Director, Investor Relations

781-257-2505 krausch@tesarobio.com

Media Contact:

Kristin Ainsworth

Vice President, Corporate Affairs, PR & Advocacy

781-786-7007 kainsworth@tesarobio.com